Exhibit 99.1

Salesforce Signs Definitive Agreement to Acquire Demandware

With Demandware, Salesforce, the #1 CRM, will extend its Customer Success Platform with new Salesforce Commerce Cloud

Demandware is the global cloud leader in the multi-billion dollar digital commerce market

Leading global brands including Design Within Reach, Lands’ End, L’Oreal and Marks & Spencer rely on Demandware to power their commerce and connect 1:1 with consumers across the web, mobile, social and in-store experiences

SAN FRANCISCO and BURLINGTON, MA —June 1, 2016—Salesforce (NYSE: CRM), the Customer Success Platform and the world’s #1 CRM company, and Demandware (NYSE: DWRE), the industry-leading provider of enterprise cloud commerce solutions, today announced that they have entered into a definitive agreement under which Salesforce will acquire Demandware in a transaction worth approximately $2.8 billion (net of cash acquired). Under the terms of the agreement, Salesforce will commence a tender offer for all outstanding shares of Demandware for $75.00 per share, in cash. The transaction is expected to close in the second quarter of Salesforce’s fiscal year 2017, ending July 31, 2016.

Comments on the News:

•	“Demandware is an amazing company—the global cloud leader in the multi-billion dollar digital commerce market,” said Marc Benioff, chairman and CEO, Salesforce. “With Demandware, Salesforce will be well positioned to deliver the future of commerce as part of our Customer Success Platform and create yet another billion dollar cloud.”

•	“Demandware and Salesforce share the same passionate focus on customer success,” said Tom Ebling, CEO, Demandware. “Becoming part of Salesforce will accelerate our vision to empower the world’s leading brands with the most innovative digital commerce solutions that enable them to connect 1:1 with customers across any channel.”

According to Gartner, worldwide spending on digital commerce platforms is expected to grow at over 14 percent annually, reaching $8.544 billion by 2020 (Gartner, Inc. Forecast: Enterprise Software Markets, Worldwide, 2013-2020, 1Q16 Update, March 17, 2016).

Salesforce’s acquisition of Demandware, a recognized leader in the space, will extend the company’s CRM leadership and position it to capture this multi-billion dollar digital commerce market with what will be the new Salesforce Commerce Cloud.

The Salesforce Commerce Cloud will be an integral part of Salesforce’s Customer Success Platform, creating opportunities for companies to connect with their customers in entirely new ways. Salesforce customers will have access to the industry’s leading enterprise cloud commerce platform, and Demandware’s customers will be able to leverage Salesforce’s leading sales, service, marketing, communities, analytics, IoT and platform solutions to deliver a more comprehensive, personalized consumer experience.

Demandware—the Industry Leading Enterprise Cloud Commerce Platform

Demandware enables leading global brands including Design Within Reach, Lands’ End, L’Oreal and Marks & Spencer to deliver personalized, 1:1 experiences for consumers and power their commerce across the web, mobile, social and in the store.

Details Regarding the Proposed Demandware Acquisition

Under the terms of the transaction, Salesforce will commence a tender offer to acquire all of the outstanding shares of Demandware for $75.00 per share in cash.

The transaction is expected to close in the second quarter of Salesforce’s fiscal year 2017, ending July 31, 2016, subject to the satisfaction of customary closing conditions, including the acceptance of a majority of Demandware shares in the tender offer and expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. Following the successful completion of the tender offer, Demandware shares not tendered in the tender offer will be converted in a second step merger into the right to receive the same $75.00 per share in cash paid in the tender offer.

Financial Impact to Salesforce of the Proposed Demandware Acquisition

FY17 Revenue: The acquisition is expected to increase Salesforce’s FY17 total revenue by approximately $100 million to $120 million. This estimate reflects an approximately $50 million reduction relating to fair value adjustments to deferred revenue and unbilled deferred revenue, adjustments related to the combined customer base, and inter-company revenue elimination.

FY17 non-GAAP EPS: As discussed further below, guidance updates for GAAP EPS for all periods discussed are not currently available and Salesforce expects to provide the applicable updates when it releases second quarter results in August 2016, assuming the transaction has closed and the purchase accounting is completed. The acquisition is expected to decrease FY17 non-GAAP diluted EPS by approximately $0.07. This estimate reflects standard integration costs and transaction fees expected to be in the range of $30 million.

Q2 FY17 Revenue: The acquisition is expected to increase Salesforce’s Q2 FY17 total revenue by approximately $0 million to $10 million.

Q2 FY17 non-GAAP EPS: Transaction fees related to the acquisition are expected to reduce Q2 FY17 diluted non-GAAP EPS by approximately $0.03.

Based on the above, Salesforce is updating its guidance previously reported on May 18, 2016, as follows:

Q2 FY17 Guidance: Revenue for Salesforce’s fiscal second quarter 2017 is projected to be in the range of $2.005 billion to $2.025 billion, an increase of 23% to 24% year-over-year.

Q2 FY17 diluted non-GAAP EPS is expected to be in the range of $0.21 to $0.22.

Full Year FY17 Guidance: Revenue for Salesforce’s full fiscal year 2017 is projected to be in the range of $8.26 billion to $8.32 billion, an increase of 24% to 25% year-over-year.

FY17 diluted non-GAAP EPS is expected to be in the range of $0.93 to $0.95. Non-GAAP EPS estimates assume a non-GAAP tax rate of approximately 35%. The non-GAAP EPS calculation assumes an average fully diluted share count of approximately 700 million shares.

Full-year operating cash flow growth is now expected to be in the range of 22% to 23% year-over-year.

These estimates assume a fiscal second quarter close date, and actual results could differ materially based on the final transaction close date. Salesforce is not currently able to prepare an accurate forecast for the second quarter or full year impact of the acquisition on GAAP EPS and will not be able to do so until the purchase accounting is concluded after the transaction closes. Salesforce expects to be able to provide this update when it releases second quarter results in August 2016. The impact on GAAP EPS is expected to be more significant than for non-GAAP EPS due to the additional stock-based compensation charges and the impact of other various non-cash items, including amortization of acquisition-related intangibles and income tax adjustments.

Non-GAAP Financial Measures: This press release includes information about non-GAAP EPS and non-GAAP tax rates (collectively the “non-GAAP financial measures”). The primary purpose of using non-GAAP financial measures is to provide supplemental information that may prove useful to investors who wish to consider the impact of certain non-cash or non-recurring items on the company’s operating performance and to enable investors to evaluate the company’s results in the same way management does. Non-GAAP EPS estimates exclude the impact of the following non-cash items: stock-based compensation, amortization of acquisition-related intangibles, and the net amortization of debt discount on the company’s convertible senior notes, as well as income tax adjustments. The non-GAAP tax rate estimate excludes the tax adjustments and tax consequences associated with the above excluded non-cash expense items. The method used to produce non-GAAP financial measures is not computed according to U.S. generally accepted accounting principles and may differ from the methods used by other companies. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

BofA Merrill Lynch is serving as exclusive financial advisor to Salesforce. Goldman, Sachs & Co. is serving as exclusive financial advisor to Demandware.

Additional Information

The tender offer has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities. At the time the tender offer is commenced, Salesforce will file with the Securities and Exchange Commission (“SEC”) a Tender Offer Statement on Schedule TO, and Demandware will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Demandware stockholders and other investors are strongly advised to read the tender offer materials (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents that have yet to be filed) and the Solicitation/Recommendation Statement because they will contain important information that should be read carefully before any decision is made with respect to the tender offer. The Tender Offer Statement and the Solicitation/Recommendation Statement will be available for free at the SEC’s website at www.sec.gov. Free copies of these materials and other tender offer documents will be made available by the information agent for the tender offer.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, Salesforce and Demandware file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by the parties at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The parties’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to the acquisition of Demandware by Salesforce. All statements other than historical facts included in this press release, including, but not limited to, statements regarding the timing and the closing of the transaction, the financing for the transaction, the expected benefits of the transaction, prospective performance and future business plans, and any assumptions underlying any of the foregoing, are forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from the parties’ expectations and projections. Risks and uncertainties include, among other things: uncertainties regarding the timing of the closing of the transaction; uncertainties as to how many of Demandware’s stockholders may tender their stock in the tender offer; the possibility that various closing conditions to the tender offer and merger transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction; that there is a material adverse change to Demandware; the outcome of any legal proceedings that may be instituted with respect to the transaction; that the integration of Demandware’s business into Salesforce is not as successful as expected; the failure to realize anticipated synergies and cost savings; the failure of Salesforce to achieve the expected financial and commercial results from the transaction; other business effects, including effects of industry, economic or political conditions outside either company’s control; transaction costs; actual or contingent liabilities; as well as other cautionary statements contained elsewhere herein and in Salesforce’s and Demandware’s periodic and other reports filed with the SEC including the factors set forth in their most recent annual reports on Form 10-K and quarterly reports on Form 10-Q, the Tender Offer Statement on Schedule TO and other offer documents to be filed by Salesforce, and the

Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Demandware. These forward-looking statements reflect Salesforce’s expectations as of the date of this report. Salesforce undertakes no obligation to update the information provided herein.

Management Conference Call

Salesforce and Demandware will host a conference call to discuss this transaction at 8:00 a.m. (ET) / 5:00 a.m. (PT) on June 1, 2016. A live dial-in is available domestically at 866-901-SFDC or 866-901-7332 and internationally at 706-902-1764, passcode 23989005. A live audiocast of the event will be available on the salesforce.com Investor Relations website at http://www.salesforce.com/investor and Demandware’s website at http://investors.demandware.com/. A replay will be available at 800-585-8367 or 855-859-2056, until midnight (ET) July 1, 2016.

Additional Information

•	A blog from Tom Ebling, CEO at Demandware, is available here.

•	A Salesforce blog post and FAQ is available here.

•	In light of the pending acquisition, Demandware will not be presenting at the Bank of America Merrill Lynch 2016 Global Technology Conference today, June 1, or at the Stifel Technology, Internet & Media Conference on June 6.

About Demandware

Demandware, the category-defining leader of enterprise cloud commerce solutions, empowers the world’s leading retailers to continuously innovate in our complex, consumer-driven world. Demandware’s open cloud platform provides unique benefits including seamless innovation, the LINK ecosystem of integrated best-of-breed partners, and community insight to optimize customer experiences. These advantages enable Demandware customers to lead their markets and grow faster. For more information, visit www.Demandware.com, call +1-888-553-9216 or email info@Demandware.com.

About Salesforce

Salesforce, the Customer Success Platform and world’s #1 CRM company, empowers companies to connect with their customers in a whole new way. For more information about Salesforce (NYSE: CRM), visit: http://www.salesforce.com.